Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

EFH Reports Fourth Quarter and Full Year 2008 Results

GAAP Results Include Goodwill Impairment Charge

DALLAS – March 3, 2009 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the fourth quarter and year ended December 31, 2008. The full year results were reported in EFH’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) this morning.

GAAP Results

For the three months ended December 31, 2008 (fourth quarter), EFH reported a consolidated net loss of $8.855 billion compared to a net loss of $1.253 billion for the fourth quarter 2007. The fourth quarter 2008 reported net loss included several non-cash reductions in net income. These items (all reflected after tax) include impairment charges of $8.860 billion to write down goodwill, $310 million to write down the trade name intangible asset and $147 million to write down the carrying value of the natural gas-fueled generation plants, and $983 million in unrealized mark-to-market net losses on interest rate swaps. These items were partially offset by a non-cash after-tax gain of $1.642 billion in unrealized commodity-related mark-to-market net gains that reflected the impact of lower forward natural gas prices on positions in EFH’s long-term hedging program.

The goodwill impairment primarily arises from the dislocation in the capital markets that has increased interest rate spreads and the resulting discount rates used in estimating fair values and the effect of recent declines in market values of debt and equity securities of comparable companies.

Neither the impairments nor the unrealized mark-to-market adjustments discussed above will cause EFH or its subsidiaries to be in default under any of their respective debt covenants or impact counterparty trading agreements or have a material impact on liquidity.

The fourth quarter 2007 reported net loss included $1.015 billion (after tax) in unrealized mark-to-market net losses largely related to the long-term hedging program.

For the twelve months ended December 31, 2008 (full year), EFH reported a consolidated net loss of $9.838 billion compared to a net loss of $637 million for 2007. The full year 2008 reported net loss included the goodwill, trade name and natural gas-fueled generation plants impairment charges recorded in the fourth quarter 2008, $322 million (after tax) for the impairment of sulfur dioxide and nitrogen oxide emissions allowances recorded in the third quarter and $960 million (after tax) in unrealized mark-to-market net losses on interest rate swaps, partially offset by $1.5 billion (after tax) in unrealized commodity-related mark-to-market net gains driven by forward natural gas positions in EFH’s long-term hedging program.

The full year 2007 reported net loss included $1.467 billion (after tax) in unrealized mark-to-market net losses, virtually all related to the long-term hedging program and net charges of $488 million (after tax) associated with the cancellation of a program to develop eight coal-fueled generation units.

Adjusted (non-GAAP) Operating Results

For the fourth quarter 2008, adjusted (non-GAAP) operating results totaled a net loss of $367 million compared to a net loss of $261 million for the fourth quarter 2007. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the fourth quarter 2008 and 2007, see Tables A1 and A2. The decrease of $106 million included a $34 million (after tax) increase in interest expense and related charges driven by merger-related financings and lower non-cash depreciation and amortization expenses of approximately $40 million (after-tax) due to the application of purchase accounting for EFH’s merger in October 2007 (Merger).

The remaining $112 million (after tax) decrease in the fourth quarter 2008 as compared to the fourth quarter of 2007 (see Table C) was driven primarily by approximately $30 million of lost margin and higher purchased power costs primarily due to reduced retail business market sales volumes, $30 million of higher operating costs and other expenses which reflected generation plant outage-related maintenance and increased retail expenses to support customer growth, $20 million largely due to lower baseload generation as a result of an outage at the Big Brown coal-fueled generation facility and $20 million in losses related to natural gas storage activity.

For the full year 2008, adjusted (non-GAAP) operating results totaled a net loss of $876 million compared to net earnings of $1.261 billion for 2007. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the full years 2008 and 2007, see Tables A3 and A4. The decrease of $2.137 billion was driven by a $1.266 billion (after tax) increase in interest expense and related charges, primarily due to merger-related financings, and higher non-cash depreciation and amortization expense of approximately $457 million (after tax) related to the application of purchase accounting for the Merger.

The remaining $414 million (after tax) decrease in 2008 as compared to 2007 (see Table C) was driven primarily by lower results in EFH’s Competitive Electric segment, including approximately $85 million impact of the 15% price reductions phased in during 2007 for certain retail residential customers, $80 million of higher purchased power costs due primarily to higher demand volatility, $80 million of higher operating costs and other expenses due to plant related outage expenses and higher retail expenses to support customer growth, $35 million in decreased interest income on lower rates and decreased investment yields, $30 million due to lower baseload generation largely because of plant outages at the Sandow 4 and Big Brown coal-fueled facilities and $30 million related to higher purchased coal costs. Also included in this variance are smaller amounts relating to the previously disclosed effects of Hurricane Ike, additional depreciation due to capital additions and income taxes due to nondeductible expenses.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of January 30, 2009, these subsidiaries have effectively sold forward approximately 2.0 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 250,000 GWh at an assumed 8.0 market heat rate) over the period from 2009 to 2014 at average annual sales prices ranging from $7.20 per MMBtu to $8.10 per MMBtu. These forward sales include related put and call transactions (referred to as collars), primarily in the outer years of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 5% of the positions in the program at January 30, 2009, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. EFH currently expects to hedge approximately 80% of the equivalent natural gas price exposure of its expected baseload generation output on a rolling five-year basis. For the period from 2009 to 2013, and taking into consideration the estimated portfolio impacts of TXU Energy’s retail electricity business, the hedging transactions result in EFH having effectively hedged approximately 81% of its expected baseload generation natural gas price exposure for such period (on an average basis for such period) assuming an 8.0 market heat rate.

Based on the size of the long-term hedging program as of January 30, 2009, a $1.00/MMBtu change in natural gas prices across the period from 2009 through 2014 would result in the recognition by EFH of up to approximately $2.0 billion in pretax unrealized mark-to-market gains or losses. Significant effects of changes in forward natural gas prices are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net gains (pre tax) associated with the long-term hedging program totaled $2.6 billion for both the fourth quarter and full year 2008, and was due to a decrease in forward natural gas prices. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gains/(losses) related to positions in the long-term hedging program totaled a net loss of $1.8 billion at December 31, 2007, and net gains of $871 million and $1.2 billion at December 31, 2008 and January 30, 2009, respectively.

Additional Information

Additional information, including the determination of the goodwill and other non-cash impairment charges and the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH Senior Notes bond indenture, is available in the EFH Form 10-K on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its 2008 results with its investors on Tuesday, March 3, 2009 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (706) 643-0245 internationally, with confirmation code 81955215. The teleconference also will be webcast live in the Investor Relations section on EFH’s website.

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About Energy Future Holdings

Energy Future Holdings Corp. is a Dallas-based energy holding company, with a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to over 2.2 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has over 18,300 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity, and is building an additional 2,200 MW of coal-fueled generation capacity. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 102,000 miles of distribution and 14,000 miles of transmission lines. While Oncor is a subsidiary of EFH, Oncor reports to a separate and independent board. Visit www.energyfutureholdings.com for more information.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the Securities and Exchange Commission (SEC). In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely driven by natural gas prices, any decrease in market heat rates as EFH’s long-term hedging program does not mitigate exposure to changes in market heat rates and the unwillingness or failure of any hedge counterparty or the lender under the company’s collateral revolving credit facility to perform its obligations under a long-term hedge agreement or the collateral revolving credit facility, as applicable, or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under EFH’s long-term hedging program.

-END-

Investor Relations:		Corporate Communications:
Tim Hogan 214.812.4641	Bill Huber 214.812.2480	Lisa Singleton 214.812.5049

Tables

Table A1: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results Fourth Quarter 2008; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	2,363	113	[a]	2,476
Fuel, purchased power costs and delivery fees	(728)	(77)[a]		(805)
Net gain (loss) from commodity hedging and trading activities	2,432	(2,586)[a]		(154)
Operating costs	(382)	—		(382)
Depreciation and amortization	(393)	—		(393)
Selling, general and administrative expenses	(245)	—		(245)
Franchise and revenue-based taxes	(104)	—		(104)
Impairment of goodwill	(8,860)	8,860		—
Other income	37	—		37
Other deductions	(719)	712	[b]	(7)
Interest income	5	—		5
Interest expense and related charges	(2,430)	1,512	[c]	(918)

Income (loss) from continuing operations before income taxes and minority interests	(9,024)	8,534		(490)
Income tax (expense) benefit	9	125	[d]	134
Minority interests in earnings of consolidated subsidiaries	160	(171)[e]		(11)

Net income/adjusted (non-GAAP) operating loss	(8,855)	8,488		(367)

[a]

These adjustments total $2.550 billion and represent unrealized mark-to-market net gains on commodity positions, which includes $2.556 billion in net gains related to the long-term hedging program and $6 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Details of adjustments to other deductions are provided in Table B.

[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.

[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

[e]	Represents goodwill impairment applicable to minority interests.

Table A2: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results Fourth Quarter 2007; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	2,294	—	2,294
Fuel, purchased power costs and delivery fees	(738)	—	(738)
Net gain (loss) from commodity hedging and trading activities	(1,438)	1,575 [a]	137
Operating costs	(349)	—	(349)
Depreciation and amortization	(438)	—	(438)
Selling, general and administrative expenses	(233)	—	(233)
Franchise and revenue-based taxes	(106)	—	(106)
Other income	18	(1)	17
Other deductions	(1)	(2)[b]	(3)
Interest income	27	—	27
Interest expense and related charges	(866)	—	(866)

(Loss) income from continuing operations before income taxes	(1,830)	1,572	(258)
Income tax (expense) benefit	576	(579)[c]	(3)

(Loss) income from continuing operations	(1,254)	993	(261)
Income from discontinued operations, net of tax effect	1	(1)	—

Net loss/adjusted (non-GAAP) operating loss	(1,253)	992	(261)

[a]	Represents unrealized mark-to-market net loss on commodity positions, including $1.454 billion related to the long-term hedging program.

[b]	Details of adjustments to other deductions are provided in Table B.

[c]	Reflects statutory federal and state income tax rate of 35.6% plus a $19 million one-time deferred income tax charge related to enactment of the Texas margin tax.

Table A3: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results Full Year 2008; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	11,364	(42)[a]	11,322
Fuel, purchased power costs and delivery fees	(4,595)	(6)[a]	(4,601)
Net gain (loss) from commodity hedging and trading activities	2,184	(2,281)[a]	(97)
Operating costs	(1,503)	—	(1,503)
Depreciation and amortization	(1,610)	—	(1,610)
Selling, general and administrative expenses	(957)	—	(957)
Franchise and revenue-based taxes	(363)	—	(363)
Impairment of goodwill	(8,860)	8,860	—
Other income	80	—	80
Other deductions	(1,301)	1,263 [b]	(38)
Interest income	27	—	27
Interest expense and related charges	(4,935)	1,477 [c]	(3,458)

(Loss) from continuing operations before income taxes and minority interest	(10,469)	9,271	(1,199)
Income tax (expense) benefit	471	(138)[d]	333
Minority interest in earnings of consolidated subsidiaries	160	(171)[e]	(11)

Net loss/adjusted (non-GAAP) operating loss	(9,838)	8,962	(876)

[a]

These adjustments total $2.329 billion and represent unrealized mark-to-market net gains on commodity positions, which includes $2.588 billion in net gains related to the long-term hedging program and $259 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Details of adjustments to other deductions are provided in Table B.

[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.

[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

[e]	Represents goodwill impairment applicable to minority interests.

Table A4: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results Full Year 2007; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	10,038	—		10,038
Fuel, purchased power costs and delivery fees	(3,025)	—		(3,025)
Net gain (loss) from commodity hedging and trading activities	(2,046)	2,278	[a]	232
Operating costs	(1,413)	—		(1,413)
Depreciation and amortization	(1,049)	—		(1,049)
Selling, general and administrative expenses	(907)	5	[b]	(902)
Franchise and revenue-based taxes	(375)	—		(375)
Other income	83	(36)[c]		47
Other deductions	(902)	847	[d]	(55)
Interest income	80	—		80
Interest expense and related charges	(1,510)	—		(1,510)

(Loss) income from continuing operations before income taxes	(1,026)	3,094		2,068
Income tax (expense) benefit	364	(1,171)[e]		(807)

(Loss) income from continuing operations	(662)	1,923		1,261
Income from discontinued operations, net of tax effect	25	(25)		—

Net loss/adjusted (non-GAAP) operating income	(637)	1,898		1,261

[a]	Represents unrealized mark-to-market net losses on commodity positions, including $2.237 billion related to the long-term hedging program.

[b]	Adjustments to selling, general and administrative expenses reflect rebranding costs as a result of the Merger.

[c]	Represents amortization of gain on the sale of a business that was eliminated as a result of purchase accounting for the Merger.

[d]	Details of adjustments to other deductions are provided in Table B.

[e]	Reflects statutory federal and state income tax rate of 35.6% plus a $70 million one-time deferred income tax charge related to enactment of the Texas margin tax.

Table B: Description of other deductions excluded from adjusted (non-GAAP) operating earnings Fourth Quarter and Full Year 2008 vs. Fourth Quarter and Full Year 2007; $ millions

	Q4 08	Q4 07	FY 08	FY 07
Non-cash impairment charges related to:
Emissions allowances intangible assets	—	—	501	—
Trade name intangible asset	481	—	481	—
Natural gas-fueled generation plants	229	—	229	—
Charge related to Lehman bankruptcy[a]	—	—	26	—
Projects expenses[b]	—	—	—	42
Professional fees related to the Merger	—	53	6	90
Charges related to cancelled development of generation facilities	1	(55)	11	757
Credit related to impaired leases[c]	—	—	—	(48)
Other, including litigation/regulatory settlements	1	—	9	6

Total other deductions adjustments	712	(2)	1,263	847

[a]

Represents reserve established against accounts receivables (excluding termination-related costs) from affiliates of Lehman Brothers Holdings, Inc. arising from commodity hedging and trading activities, all of which were terminated in September 2008. Such affiliates have filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

[b]	Includes previously deferred costs associated with certain strategic transactions that were no longer expected to be consummated as a result of the Merger.

[c]

Represents 2007 adjustment to the liability recorded in 2004 for leases of certain natural gas-fueled combustion turbines (net of estimated sublease revenues) that were no longer operated for EFH’s benefit.

Table C: Consolidated: Adjusted (non-GAAP) operating earnings and major change drivers Fourth Quarter and Full Year 2008 vs. Fourth Quarter and Full Year 2007; $ millions and after tax

	Q4 08	Q4 07	Change	FY 08	FY 07	Change
Adjusted (non-GAAP) operating earnings (loss)	(367)	(261)	(106)	(876)	1,261	(2,137)
Interest expense and related charges[a]	597	563	34	2,248	982	1,266
Purchase accounting adjustments	182	222	(40)	679	222	457

All other variances			(112)			(414)

[a]	Q4 08 and FY 08 exclude $983 million ($1.512 billion pre tax) and $960 million ($1.477 billion pre tax), respectively, of unrealized mark-to-market net losses on interest rate swap transactions.

Table D: Financial definitions

Term	Definition
GAAP	Generally accepted accounting principles. In order to facilitate a meaningful comparison, GAAP results for the fourth quarter 2007 and full year 2007 as presented in this release reflect the combination of the results of the periods before and after the Merger.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of continuing operations. These items include unrealized mark-to-market gains and losses, results of discontinued operations and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

EBITDA (non-GAAP)	Net income before interest expense and related charges, and income tax expense (benefit) plus depreciation and amortization.

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude non-cash items, unusual items, interest income, income from discontinued operations and other adjustments allowable under the EFH Senior Notes bond indenture. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH Senior Notes. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Purchase Accounting	The purchase method of accounting for a business combination as prescribed by Statement of Financial Accounting Standards No. 141, “Business Combinations,” whereby the cost or “purchase price” of a business combination, representing the amount paid for the equity and direct transaction costs, are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill. Depreciation and amortization due to purchase accounting represents the net increase in such non-cash expenses due to recording the fair market values of property, plant and equipment, debt and other assets and liabilities, including intangible assets such as emission allowances, customer relationships and sales and purchase contracts with pricing favorable to market prices at the date of the Merger. Amortization is reflected in revenues, fuel, purchased power costs and delivery fees, depreciation and amortization, other income and interest expense in the income statement.